Exhibit 99.2
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP ANNOUNCES PRELIMINARY ORDER OF SETTLEMENT
OF CLASS ACTION LAWSUIT
San Juan, Puerto Rico, August 6, 2007 — First BanCorp (NYSE:FBP) announced today that on August 1, 2007 the United States District Court for the District of Puerto Rico issued a “Preliminary Order” approving the stipulation of settlement filed in connection with the proposed settlement of the class action lawsuit brought on behalf of First BanCorp’s shareholders against the Corporation in the amount of $74.25 million.
The effectiveness of a final order to be issued by the Court is subject to:
•	The payment of $61 million to be deposited by First BanCorp in a settlement fund within fifteen calendar days of the date of issuance of the “Preliminary Order;” and

•	The mailing of a notice to shareholders that describes the general terms of the settlement.
The court hearing for the final order of approval of the settlement has been set for October 15, 2007. First BanCorp intends to comply with the $61 million payment requirement within the timeframe set forth in the terms of the settlement. The remaining amount of $13,250,000 will be paid before December 31, 2007.
“With this preliminary order on the settlement of the class action lawsuit, First BanCorp is well on its way to accomplishing another major milestone, which brings us that much closer to eliminating the potential risk of a long, expensive and protracted litigation with the financial risks associated with litigation,” commented Luis M. Beauchamp, Chief Executive Officer of First BanCorp.
The payments in settlement of the class action lawsuit will have no impact on earnings and capital of the Corporation in 2007. As reflected in the Corporation’s previously filed financial statements for 2005, the Corporation accrued $74.25 million in 2005 for the potential settlement of the class action lawsuit. The Corporation expects to seek recovery of a total of approximately $14.75 million from its insurance companies and from former executives of the Corporation. Since agreements with the insurance carriers have not been executed, the Corporation cannot provide assurances that the monies from the insurance carriers will be received.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly Unibank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 153 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995.
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to file the required quarterly information so that the Corporation can return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the completion of the sale of shares of common stock to Scotiabank, which is conditioned on, among other things, regulatory approvals, the ability to finalize the settlement of the shareholder litigation and to settle the SEC inquiry relating to First BanCorp’s recent restatement of its financial statements, interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G Financial of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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